EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the inclusion in this registration statement on Form S-3, of our reports dated September 15, 2014 relating to the consolidated balance sheets of Southern Missouri Bancorp, Inc. and subsidiaries as of June 30, 2014 and 2013 and the related consolidated statements of income, comprehensive income,  stockholders’ equity and cash flows for each of the years in the three-year period ended June 30, 2014 and the effectiveness of internal control over financial reporting as of June 30, 2014.  We also consent to the references to our firm under the caption “Experts.”

/sig/BKD, LLP

St. Louis, Missouri
December 4, 2014